Exhibit 99.2

Micron Announces Pricing of Convertible Senior Notes Offerings

Notes to be net share settled upon conversion

Proceeds to be used for concurrent share repurchases, capped call premiums and general corporate purposes

Boise, Idaho, July 21, 2011 (GLOBE NEWSWIRE) — Micron Technology, Inc. (Nasdaq: MU) today announced the pricing of an offering of $300.0 million aggregate principal amount of its 1.50% convertible senior notes due 2031 (the “2031A Notes”) and $300.0 million aggregate principal amount of its 1.875% convertible senior notes due 2031 (the “2031B Notes” and, together with the 2031A Notes, the “Notes”).  The Notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Micron has granted the initial purchasers an option to purchase up to an additional $45.0 million aggregate principal amount of 2031A Notes and up to an additional $45.0 million aggregate principal amount of 2031B Notes on the same terms and conditions to cover over-allotments, if any.  Interest on the 2031A Notes will be paid semi-annually at a rate of 1.50% per year and will mature on August 1, 2031, unless earlier repurchased, redeemed or converted.  Interest on the 2031B Notes will be paid semi-annually at a rate of 1.875% per year and will mature on August 1, 2031, unless earlier repurchased, redeemed or converted.

Holders may require Micron to repurchase the 2031A Notes for cash on August 1, 2018 and the 2031B Notes for cash on August 1, 2020, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding the repurchase date.  In addition, holders may require Micron to repurchase their notes upon a change of control or a termination of trading at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding the repurchase date.

Each series of Notes will be convertible, subject to the satisfaction of certain conditions, into cash up to the principal amount of such Notes, and with respect to any excess conversion value, cash or shares of Micron common stock or a combination thereof, at Micron’s election.   The initial conversion rate per $1,000 principal amount of 2031A Notes is equivalent to 105.2632 shares of common stock, which is equivalent to a conversion price of approximately $9.50 per share of common stock, subject to adjustment in certain circumstances.  This initial conversion price represents a premium of 25% relative to the last reported sale price on July 20, 2011 of Micron’s common stock of $7.60.  The initial conversion rate per $1,000 principal amount of 2031B Notes is equivalent to 105.2632 shares of common stock, which is equivalent to a conversion price of approximately $9.50 per share of common stock, subject to adjustment in certain circumstances.  This initial conversion price represents a premium of 25% relative to the last reported sale price on July 20, 2011 of Micron’s common stock of $7.60.

On or after August 5, 2013, in the case of the 2031A Notes, and on or after August 5, 2014, in the case of the 2031B Notes, Micron may redeem for cash all or part of the Notes if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which Micron provides notice of redemption, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest thereon plus a make-whole premium.  If Micron redeems the 2031A Notes prior to August 5, 2015 or the 2031B Notes prior to August 5, 2016, Micron will make a “make-whole premium” payment in cash equal to the present value of all remaining scheduled payments of interest on the notes to be redeemed to August 5, 2015, in the case of the 2031A Notes, or to August 5, 2016, in the case of the 2031B Notes.

Micron may redeem the 2031A Notes for cash on or after August 5, 2015 and may redeem the 2031B Notes for cash on or after August 5, 2016 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.

The offering is expected to close on July 26, 2011, subject to customary closing conditions.

In connection with the offering of the Notes, Micron entered into capped call transactions relating to shares of Micron common stock with a counterparty.  The capped call transactions are expected to reduce the potential dilution upon conversion of the Notes.  The capped call transactions each have a lower strike price of $9.50.  The capped call transactions have capped prices ranging from $11.40 to $13.17, which are 50% to 73.3% higher than the closing price of Micron’s common stock on July 20, 2011.  In connection with establishing their initial hedge of these capped call transactions, Micron expects that the counterparty will enter into various over-the-counter derivative transactions with respect to Micron’s common stock concurrently with, or shortly after, the pricing of the Notes and may unwind or enter into various over-the-counter derivatives and/or purchase Micron’s common stock in secondary market transactions after the pricing of the Notes.  These activities could have the effect of increasing or preventing a decline in the price of Micron’s common stock concurrently with or following the pricing of the Notes. In addition, the counterparty may modify or unwind its hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Micron’s common stock in secondary market transactions prior to maturity of the Notes (and is likely to do so on each exercise date of the capped call transactions).

The aggregate net proceeds to Micron from the offering of the Notes will be approximately $584.4 million, exclusive of any proceeds attributable to the initial purchasers’ possible exercise of their over-allotment options.  Micron intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions.  Micron estimates the cost of the capped call transactions to be approximately $48.3 million, exclusive of the cost of additional capped call transactions with respect to the initial purchasers’ possible exercise of their over-allotment option with respect to the Notes.  Micron also intends to use approximately $150.0 million of the net proceeds to repurchase shares of Micron’s common stock in negotiated transactions with institutional investors in the offering through one of the initial purchasers, as Micron’s agent, and the remainder will be used for general corporate purposes, including working capital, capital expenditures, and potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.